Exhibit 99.1

magicJack Revenue and EPS Estimates are $37.5 - $38.5 Mil and
$0.48 - $0.52 Per Share for Q2, 2012

The Company also raises full year 2012 revenue growth and EPS estimates

West Palm Beach, FL, and Netanya, Israel  July 10, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), a cloud communications leader that invented voice over IP (VoIP) and sold over nine million magicJacks®, today communicated Q2, 2012 estimates. The Company will continue to keep the investment community informed of matters that may be deemed pertinent during the Repurchase program as they become available.

New Q2 2012 Estimates
In early June, magicJack announced that the first two months of the second quarter had already generated net income that exceeded analyst estimates for all of Q2. The Company also provided guidance that Q2 revenue should exceed $36 million while Q2 Earnings Per Share (EPS) might surpass $0.43 per share.

The Company is now estimating that Q2 revenue will be $37.5 - $38.5 million and Q2 EPS will be between $0.48 - $0.52 per share. This represents 30%+ revenue growth and more than a tripling of EPS compared to the same period in 2011. Operating Income also increased significantly compared to Q1 2012. Other Income is expected to be +/- $0.02 per share of the $0.48 - $0.52.

Update on Share Repurchase Program
The Company exited Q2 with 19.4 million shares outstanding, down from 21.1 million shares outstanding at the end of Q1.  The Company has no secured debt and over $35 million of cash and investments. In late June, the Board of Directors authorized a new $25 million share buyback program. Management and the Board believe repurchasing shares at current levels is an excellent use of excess cash. The Company expects that the outstanding share count will drop to between 18 -19 million shares in 2012, after starting with approximately 24 Million shares in 2011.This could represent over a 23% reduction in share count since 2011.

Revised 2012 GAAP Estimates
In early June, the Company revised its estimated EPS for 2012 up from $1.25 - $1.50 to $1.25 - $1.70 per share. Given the strong first half results, the Company is raising guidance for the full year 2012 as follows:

Previous Estimate Revenue 20% - 30% Increase year-to-year EPS $1.25 - $1.70	Revised Estimate 25% - 40% $1.50 - $1.80

Please note, these estimates may change and could be affected by various adjustments or other conditions. Please refer to previous SEC filings for these and other risk factors.

President Andrew MacInnes stated, “The Company continues to demonstrate its unique value proposition to both new and current customers. Sales are tracking well, despite lower levels of G&A and media spend in Q2 compared to Q1. The greater sales are driving revenues, earnings and cash flow. We will continue to use any excess cash flow we produce to fund our successful share buyback program as long as stock remains undervalued. I would like to thank our terrific employee base for their continued commitment in turning this Company into a world class business that drives incredible value for customers while delivering superb new products and services. We will hold an investor conference call to discuss Q2 numbers when they become final. My responsibilities to procure a widespread base of investors will become a lot easier with our recent inclusion into the Russell 2000® Index.”

CEO Dan Borislow added, “The Company has performed extremely well since Andrew’s arrival earlier this year. magicJack PLUS™ sales continue to be very strong as are renewals. Our earnings to a large degree are driven by our high and increasing renewals sales, which also show the love for our products and services. We continue to evolve and advance our product and service offerings while constantly increasing the voice quality, ease of use and serving a larger demographic base. During the quarter, we launched a new invention for our magicJack apps on mobile devices using Apple's iOS and for Android introduction next week. The invention enables anyone who downloads a free app and makes a call without a phone number to leave behind a callback phone number. The invention is patent pending. As stated in our early June press release, other new products are on the way during Q3 and Q4 including the magicJack Wi-Fi with the best home phone voice quality I have ever heard. With these terrific product and service additions, we expect more customers to renew their licenses in the future and take advantage of buying into new customer benefits. In the meantime, it is rewarding to see our efforts over the last six years beginning from start-up mode to a business producing outstanding results on a consistent basis.”

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over nine million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:
Investor Relations
Andrew MacInnes, President
561-749-2255
ir@magicJack.com

Media Relations
Kari Hernandez, INK Public Relations for magicJack
512-382-8982
magicjack@ink-pr.com